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                                                                   EXHIBIT 10.20

                           SUMMARY OF COMPENSATION FOR
               NON-EMPLOYEE DIRECTORS AND NAMED EXECUTIVE OFFICERS

NON-EMPLOYEE DIRECTOR COMPENSATION SUMMARY

Annual Retainer
$10,800
Additional $5,000 for serving as chair of the audit committee
Retainers are payable in cash in equal, quarterly installments in arrears

Board and Committee Meeting Fees
$500 per meeting for each Board of Directors meeting attended
Additional $500 per meeting for each Board committee meeting attended that is not held on the same day as a Board of Directors meeting

Annual Equity Award
500 shares of restricted stock are awarded to all non-employee directors (other than Gerald J. Ford and Donald J. Edwards) pursuant to the 2002 Long Term Incentive Plan of First Acceptance Corporation (the "Company"), on the date of each annual meeting of the Company's stockholders.

NAMED EXECUTIVE OFFICER COMPENSATION SUMMARY

Current salaries for named executive officers:

Name                             Title                                         Salary
----                             -----                                         ------
Stephen J. Harrison              President and Chief Executive Officer         $500,000

Thomas M. Harrison, Jr.          Executive Vice President and Secretary        $300,000

Charles D. Hamilton              Senior Vice President, Chief Financial        $206,000
                                 Officer and Treasurer

William R. Pentecost             Chief Information Officer                     $191,650

Michael J. Bodayle               Chief Financial Officer - Insurance           $165,000
                                 Company Operations

Under the terms of their respective employment agreements, Stephen J. Harrison is entitled to receive an annual bonus equal to up to 100% of his base salary and Thomas M. Harrison, Jr. is entitled to receive an annual bonus equal to up to 50% of his base salary, based upon such executives' attainment of performance-based objectives set forth in their respective employment
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agreements for the calendar year ending December 31, 2004, and for each calendar year thereafter as established by the Company's Board of Directors. On May 5, 2005, the Compensation Committee (the "Compensation Committee") of the Board of Directors of the Company approved bonus targets for the period from January 1, 2005 through June 30, 2005 for Stephen J. Harrison and Thomas M. Harrison, Jr. pursuant to the terms of their respective employment agreements. The
Compensation Committee determined that bonuses for Stephen J. Harrison and Thomas M. Harrison, Jr. during this six-month period would be based 50% upon the attainment of certain targets for income before income taxes by USAuto Holdings, Inc. and its subsidiaries (which constitutes the Company's insurance operations), and would be based 50% upon qualitative factors to be considered by the Compensation Committee.

The other named executive officers of the Company receive bonuses as determined in the discretion of the Compensation Committee.

The named executive officers may also receive stock options pursuant to the Company's stockholder-approved 2002 Long Term Incentive Plan as determined in the discretion of the Compensation Committee.

                             ADDITIONAL INFORMATION

The foregoing information is summary in nature. Additional information regarding director and named executive officer compensation will be provided in the Company's Proxy Statement to be filed in connection with the Company's Annual Meeting of Stockholders to be held on November 10, 2005.